Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S‑8 (No. 333-292105) of Exzeo Group, Inc. of our report dated February 26, 2026, with respect to the consolidated financial statements of Exzeo Group, Inc. and Subsidiaries, included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Forvis Mazars, LLP

Charlotte, North Carolina

February 26, 2026